EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of January 1, 2015 (the “Effective Date”) between the FEDERAL HOME LOAN BANK OF CHICAGO (the “Bank”) and Matthew R. Feldman (the “Executive”).

RECITALS:

A.
The Bank and the Executive have previously entered into an Employment Agreement dated as of January 1, 2011, which was scheduled to expire on December 31, 2014 (the “Current Agreement”), and the Bank wishes to revise and extend the employment of the Executive in a manner that closely aligns the interests of the Executive with the interests of the members of the Bank and that provides appropriate incentives to the Executive for the successful performance of his duties; and

B.	The Bank and the Executive wish to confirm the employment of the Executive by the Bank on the terms and conditions hereinafter set forth; and

C.
The Bank recognizes the valuable services that the Executive has rendered and desires to be assured that the Executive will continue his active participation in the business of the Bank, subject to the terms of this Agreement, and desires to assure Executive that his employment will continue subject to the terms of this Agreement.

D.	The parties wish to replace the Current Agreement with this Agreement, to become effective on the Effective Date.
NOW, THEREFORE, in consideration of the promises and the mutual agreements contained in this Agreement, it is agreed as follows:

1. DEFINITIONS.

As used in this Agreement, unless the context otherwise requires a different meaning, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof and words in the masculine gender being deemed to be feminine as may be applicable):

Board means the Board of Directors of the Bank.

Cause means any of the following activities by the Executive: (i) the conviction of the Executive for a felony, or a crime involving moral turpitude; (ii) the commission of any act involving dishonesty, disloyalty, or fraud with respect to the Bank or any of its members; (iii) willful and continued failure to perform material duties which are reasonably directed by the Board which are consistent with the terms of this Agreement and the position of President and CEO; (iv) gross negligence or willful misconduct with respect to the Bank or any of its members; (v) any violation of Bank policies regarding sexual harassment, discrimination, substance abuse or the Bank’s Code of Ethics to the extent such acts would provide grounds for a termination for cause with respect to other employees; or (vi) a material breach by the Executive of a material provision of this Agreement. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Bank.
Confidential Information means: (a) financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to the Bank generally, or to particular products or services offered by the Bank; (b) customer or member information, including but not limited to information concerning the products or services utilized or purchased by members, the names and addresses of members, terms of funding or loan agreements, or of particular transactions, or related information about potential members; (c) marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of the Bank, marketing forecasts, results of marketing efforts or information about impending transactions, and pricing strategies; (d) personnel information, including but not limited to employees' personal or medical histories, employment agreements, commission and bonus plans, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations, training methods, performance or other employee information; (e) information contained in any computer files, including, but not limited to reports of examination issued by the Bank’s regulator, current and historical information regarding the Bank’s borrowing and other relationships with its members and other borrowers, and to the results of the Bank’s internal ratings of its members and other borrowers, confidential information of third parties provided to the Bank under an agreement requiring the Bank to maintain the confidentiality of such information except for specified permitted uses, or other proprietary operating software systems, and any associated passwords; (f) procedures manuals, policy manuals, sales training materials, brochures, funding agreements, license agreements, minutes of board meetings, minutes of manager’s meetings, sales meetings; and (g) contacts, including but not limited to any compilations of past, existing or prospective sources of business, proposals or agreements between members and the Bank, any sales or borrowing histories or other revenue information by member or customer, status of member or customer accounts or credit, or related information about actual or prospective members or contacts.

Determination Date means the date of termination of the Executive’s employment with the Bank for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by the Executive.

Disability means that the Executive (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined under the Bank’s short- or long-term disability program; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined under the Bank’s short- or long-term disability program, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Bank’s employees.
Good Reason means any of the following:
(a)    a reduction by the Bank in the Executive’s base salary; or
(b)    a material change in the geographic location of the Executive’s principal office assignment;
(c)    a material breach of this Agreement by the Bank;
(d)    a material diminution in the Executive’s authority, duties, or responsibilities as an Executive of the Bank; or
(e)    the Executive is prevented, by factors outside of the Executive’s control, from (i) fulfilling his responsibilities as President and CEO of the Bank, (ii) achieving progress in improving the profitability of the Bank, or (iii) achieving the strategic goals and objectives established by the Board, such acts of prevention being defined as a material breach of this Agreement by the Bank; provided, however, that “prevention” does not include the Board’s lawful authority to exercise control over the affairs of the Bank.
For purposes of this Agreement, Good Reason shall not be deemed to exist unless the Executive's termination of employment for Good Reason occurs within two (2) years following the initial existence of one of the conditions specified in clauses (a) through (e) above, the Executive provides the Board with written notice of the existence of such condition within ninety (90) days after the initial existence of the condition, and the Board fails to remedy the condition within thirty (30) days after the receipt of such notice by the Board.
Notwithstanding the foregoing, Good Reason will not exist if the Executive voluntarily agrees in writing to any of the changes listed above as constituting Good Reason.

Person means any individual or any corporation, partnership, joint venture, association, or other entity or enterprise.
Protected Employees means employees of the Bank who were employed by the Bank at any time within six (6) months prior to the Determination Date.
Restricted Period means the period of the Executive’s employment by the Bank under this Agreement plus a period extending two (2) years from the date of termination of employment.
Restrictive Covenants means the restrictive covenants contained in Section 9(b) and (c) hereof.
Retirement means the planned and voluntary termination by the Executive of his employment on or after reaching the earliest retirement age permitted by the Financial Institutions Retirement Fund.
Term of the Agreement means the period which commences on the Effective Date and, unless earlier terminated pursuant to Section 6, ends on December 31, 2018. The “Term of the Agreement” shall also include, as applicable, each subsequent one-year renewal period following the automatic renewal of this Agreement pursuant to Section 3, to the extent such automatic renewals occur.

2. DUTIES OF EMPLOYEE.

The Executive has been retained by the Bank as its President and Chief Executive Officer (“President and CEO”) with overall charge and responsibility for the business and affairs of the Bank. The Executive shall report directly to the Board and shall perform such duties as the Executive shall reasonably be directed to perform by the Board. The Executive shall devote his best efforts to the performance of his duties of his position with the Bank and shall devote substantially all of his business time and attention to the performance of his duties under this Agreement, excluding any periods of vacation and sick leave to which the Executive is entitled. The Executive may (a) serve on civic or charitable boards or committees and (b) deliver lectures and fulfill speaking engagements, so long as such activities do not in the view of the Board interfere, in any substantive respect, with the Executive’s responsibilities hereunder or conflict in any material way with the business of the Bank or the Bank’s Code of Ethics.

3. TERM OF THE AGREEMENT.
Unless terminated earlier as provided in Section 6, the Executive's employment as President and CEO under this Agreement will continue for the Term of the Agreement; provided, however, that the Term of the Agreement shall be automatically extended by one (1) year effective January 1, 2019 and each year thereafter until such date as either the Bank or the Executive shall have terminated this automatic extension provision by giving written notice to the other party at least three (3) months prior to the end of the initial Term of the Agreement or any extension thereof.

4. COMPENSATION.

(a)    Salary. The Executive’s base salary is $869,450, which base salary shall be effective as of the Effective Date and shall be payable in accordance with Bank’s payroll payment dates. The Human Resources & Compensation Committee of the Board (the “HR&C Committee”) will review the performance of the Executive at least annually. Based on such reviews, the HR&C Committee will review and, in its discretion, may recommend that the Board increase the Executive’s base salary each year, and such increased amount shall thereafter constitute the Executive’s “base salary” for all purposes under this Agreement. The HR&C Committee will base its annual reviews and salary recommendations on its review of salaries of the other 11 Federal Home Loan Banks and similarly-situated financial institutions (the “comparator group”), such salary recommendations to the Board to be in the discretion of the HR&C Committee, taking into account the salaries of the comparator group.

(b)    Incentive Programs.

(i)
Incentive Plans. The Executive is currently a Participant in the Bank’s President and Executive Team Incentive Compensation Plan effective January 1, 2013 (the “Incentive Plan”) and may participate in any successor plans, however titled, which apply to the Bank’s President and CEO. Notwithstanding the foregoing, the Executive remains eligible to receive any awards to which he becomes entitled pursuant to Sections 5.4(a) and (b) of the Incentive Plan (which for purposes of clarity refer to current performance periods and a special “gap year” performance period under the Bank’s Key Employee Long Term Incentive Compensation Plan), subject to that plan’s terms and conditions for payment.

(ii)
The Executive will be entitled to receive all applicable incentive awards under the Incentive Plan, or any successor plan as applicable, with respect to each fiscal year during the Term of the Agreement if he attains the performance objectives to be mutually agreed upon by the Board and the Executive for each such fiscal year for each such plan. Such incentive awards, if any, for a given year shall be paid in accordance with the terms of the respective plan or as otherwise required to comply with the short-term deferral rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

5. EXECUTIVE BENEFITS.

The Executive shall be eligible to participate in or receive benefits that are provided to employees under the Bank’s various employee benefit plans, excluding bonus plans, if any, except as provided in Section 4. The terms of those plans are set forth in the respective plan documents, and are subject to change based on the terms set forth therein.

The Bank shall provide the Executive with the following perquisites: (a) a parking space at the Bank’s main office and (b) such airline club or other club memberships as recommended by the HR&C Committee and approved by the Board.

6. TERMINATION.
The Executive’s employment under this Agreement may be terminated under the following circumstances:

(a)	Death. Upon the Executive's death, in which case this Agreement and the Term of the Agreement will terminate on the date of death;

(b)
Disability. Upon the Executive’s Disability, in which case the Executive may be eligible for leave under one or more of the Bank’s medical leave and/or disability plans. If the Executive's Disability results in the Executive's inability to perform, with or without reasonable accommodation (as defined under the Americans with Disabilities Act), the Executive's duties under this Agreement, after the initial ninety- (90-) day period of Disability, the Bank may give the Executive thirty (30) days’ written notice of termination of this Agreement. If the Executive does not return to the performance of the Executive's duties hereunder on a full-time basis by the end of the thirty day notice period, then the Bank may terminate the Executive's employment hereunder effective on the thirty-first (31st) day following the giving by the Bank of such written notice of termination. Although employment under the terms of this Agreement and the Term of the Agreement will end, the termination of this Agreement will not affect the Executive’s employment and benefits under the Bank’s medical leave and/or disability plans, if applicable;

(c)
Termination by the Board for Cause. The Board may terminate the Executive's employment at any time for Cause, such termination to be effective as of the date stated in a written notice of termination delivered to the Executive. Before proceeding with termination under subparts (iii) through (vi) of the definition of “Cause”, the Board will give the Executive written notice of the grounds for termination and thirty (30) days to cure, if curable. If the Executive fails or is unable to cure, the Executive’s employment will terminate immediately;

(d)
Resignation by the Executive Other Than for Good Reason. The Executive may voluntarily resign his position with the Bank at any time for any reason or for no reason, other than under circumstances constituting Good Reason, upon thirty (30) days’ prior written notice to the Bank. Such resignation will be effective as of the date stated in such written notice, unless otherwise mutually agreed by the parties;

(e)
Termination by the Bank Other Than for Cause. The Bank may terminate Executive's employment for any reason or for no reason, other than under circumstances constituting Cause, upon thirty (30) days’ prior written notice to Executive. Such termination will be effective as of the date stated in a written notice of termination;

(f)
Termination by Executive With Good Reason. The Executive may resign the Executive’s employment hereunder at any time for Good Reason. The Executive must give the Bank written notice explaining the reasoning for the Executive’s determination that an event giving rise to Good Reason for termination has occurred and allow the Bank thirty (30) days to cure as further described in the definition of “Good Reason” in Section 1. If the Bank fails to cure, the Executive’s employment under this Agreement will end on the date stated in the notice by the Executive (or such earlier date after the delivery of such notice as the Bank may elect); or

(g)
Non-Renewal of Agreement. The Bank may exercise its right not to renew this Agreement pursuant to Section 3. Such non-renewal shall be deemed to be a termination and will be effective as of the last day of the Term of the Agreement immediately following the Bank’s notice to the Executive that this Agreement is not being renewed.

In no event will the termination of the Executive's employment affect the rights and obligations of the parties set forth in this Agreement, except as expressly set forth herein. Any termination of the Executive's employment pursuant to this Section 6 will be deemed to be a termination of all of the Executive’s positions with the Bank.

7. TERMINATION PAYMENTS.
The Executive will be entitled to receive the following payments upon termination of the Executive's employment hereunder:

(a)	Termination Under Certain Circumstances. In the event of the termination of the Executive's employment pursuant to any of the following provisions:

•	Section 6(c) [By the Board for Cause]

•	Section 6(d) [By the Executive Other Than for Good Reason]
the Bank will pay to the Executive immediately following such termination all accrued unutilized vacation time as of such date and all accrued and unpaid salary for time worked as of the date of termination. The Executive will not be entitled to any other compensation, bonus or severance pay from the Bank; provided, however, that nothing in this Section 7(a) shall affect any vested rights which the Executive has under any pension, thrift, or other benefit plan, excluding the Bank’s Employee Severance Plan dated May 1, 2007 or any successor plan (the “Severance Plan”).

(b)	Termination Under Other Circumstances. In the event of termination of the Executive's employment pursuant to any of the following provisions:

•	Section 6(a) [Death]

•	Section 6(b) [Disability]

•	Section 6(e) [By the Bank Other Than for Cause]

•	Section 6(f) [By the Executive with Good Reason]

•	Section 6(g) [Non-Renewal by the Bank of the Agreement]
the Executive (or the Executive's estate, as the case may be) will be entitled to receive the following payments and benefits:

(i)	all accrued and unpaid salary for time worked as of the date of termination;

(ii)	all accrued but unutilized vacation time as of the date of termination, determined in accordance with the Bank’s employee handbook;

(iii)	salary continuation (at the base salary level in effect at the time of termination) pursuant to the Bank’s normal payroll schedule for a period of one (1) year;

(iv)	payment in a lump sum of an amount equal to the incentive compensation that the Executive would otherwise have been entitled to for:

(1)
the total incentive award (both the annual and deferral component) under the Incentive Plan, or any successor plan, for the year in which termination occurs, calculated as if all performance targets for the current annual and deferral award period had been met at the target award level and pro-rated based on the number of months the Executive was employed during the year of termination divided by 12;

(2)
any incentive award not already paid for the special “gap year” performance period under the Key Employee Long Term Incentive Compensation Plan, calculated as if all performance targets for the “gap year” performance period had been met at the target award level and pro-rated based on the number of months the Executive was employed during the “gap year” performance period divided by 36;

(3)
any previously deferred award (50% of the total incentive award) under the Incentive Plan, or any successor plan, not subject to pro-ration or further adjustments based on performance target achievement during the deferral period;

provided however, that the HR&C Committee may in its discretion reduce or eliminate any incentive compensation amounts paid under this subsection (iv) for any of the circumstances set forth in Section 5.3(b)(i)-(iii) or (v) of the Incentive Plan or any similar provision set forth in any successor plan as applicable;

(v)
continued participation in the Bank’s employee health care benefit plans in accordance with the terms of the Bank’s Severance Plan that would be applicable to the Executive if his employment had been terminated pursuant to such plan, provided that the Bank will continue paying the employer’s portion of the Executive’s medical and/or dental insurance premiums, if the Executive participates in either or both programs, for one (1) year; and

(vi)
an additional amount under the Bank’s non-qualified Post-December 31, 2004 Benefit Equalization Plan (the “BEP”) equal to the additional annual benefit under Section 3.01 of the BEP with the benefit under Section 3.01 being calculated as if:

(1)the Executive is three (3) years older than his actual age;

(2)
the Executive had three (3) additional years of service at the same annual rate of compensation (as defined in the Regulations Governing the Comprehensive Retirement Program of the Financial Institutions Retirement Fund as from time to time amended, and as adopted by the Bank) in effect for the 12-month period ending on the December 31 which immediately precedes the Executive’s termination; and

(3)	the BEP continued in effect without change in accordance with its terms as in effect on the date immediately preceding the Executive’s termination.

The Bank will distribute the amounts in this subsection (vi) at the same time and in the same manner as the Executive has elected pursuant to Section 3.02 of the BEP.

(c)
Taxes. The Executive shall be responsible for the payment of all federal, state, and local income and other taxes which may be due with respect to any payments made to the Executive pursuant to this Agreement; provided, however, that if the Executive incurs any additional tax liabilities, penalties, and/or interest under Section 409A of the Code, then the Bank shall indemnify and hold the Executive harmless for such additional tax liabilities, penalties, and/or interest.

The Executive will not be entitled to any other compensation, bonus, or severance pay from the Bank; provided, however, that nothing in this Section 7(b) shall affect any vested rights which the Executive has under any pension, thrift, or other benefit plan, excluding the BEP and the Severance Plan.

All payments under Section 7 are contingent upon the Executive complying with Sections 9, 11, 12, and 13 of this Agreement.

In addition, payments under subsections (iii)-(vi) of this Section 7 will not commence until a general release of all claims against the Bank in such form as the Bank shall reasonably require has been signed and has become effective within 60 days after such termination of employment. Notwithstanding any provision of this Section 7, any payment to the Executive, and the timing thereof, shall be subject to prior regulatory approval or non-objection pursuant to Section 17 of this Agreement. Following the completion of each of the foregoing conditions precedent in this paragraph, as applicable, each payment under this Section 7 will be payable or will begin to be paid (in the case of a series of payments) on the Bank’s next scheduled pay date that occurs after the completion of such conditions.

8. CONFLICT OF INTEREST.

The Executive may not use his position, influence, knowledge of confidential information, or the Bank’s assets for personal gain. A direct or indirect financial interest, including joint ventures in or with a competitor, supplier, vendor, customer or prospective customer without disclosure and written approval from the Board is strictly prohibited and could be grounds for dismissal for Cause. The Executive shall at all times comply with the Bank’s Code of Ethics.

9. EXECUTIVE COVENANTS.

(a)
General. The Executive and the Bank understand and agree that the purpose of the provisions of this Section 9 is to protect legitimate business interests of the Bank, as more fully described below, and is not intended to impair or infringe upon the Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. The Executive hereby acknowledges that the post-employment restrictions set forth in this Section 9 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this employment with the Bank. Therefore, subject to the limitations of reasonableness imposed by law upon the restrictions set forth herein, the Executive shall be subject to the restrictions set forth in this Section 9.

(b)
Restriction on Disclosure and Use of Confidential Information. The Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Bank and its affiliated entities, and may not be converted to the Executive’s own use. Accordingly, the Executive hereby agrees that the Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Bank any Confidential Information, and the Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Bank. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank’s rights or the Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

(c)
Nonsolicitation of Protected Employees. The Executive understands and agrees that the relationship between the Bank and each of its Protected Employees constitutes a valuable asset of the Bank and may not be converted to the Executive’s own use. Accordingly, the Executive hereby agrees that during the Restricted Period the Executive shall not directly or indirectly on the Executive’s own behalf or as a principal or representative of any Person solicit any Protected Employee to terminate his or her employment with the Bank.

(d)
Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, the Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive or his agent; (ii) becomes available to the Executive in a manner that is not in contravention of applicable law from a source (other than the Bank or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not known by the Executive to be bound by a confidential relationship with the Bank or its affiliated entities or by a confidentiality or other similar agreement; (iii) was known to the Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to the Executive by the Bank or its affiliated entities or one of its or their officers, employees, agents, or representatives; or (iv) is required to be disclosed by law, court order, or legal process; provided, however, that in the event disclosure is required by law, court order, or legal process, the Executive shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate order prior to any such required disclosure by the Executive.

10. ENFORCEMENT OF RESTRICTIVE COVENANTS.

In the event the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Bank shall have the right and remedy to enjoin, preliminarily and permanently, the Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank. The rights referred to in the preceding sentence shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Bank at law or in equity.

11. RETURN OF PROPERTY.

The Executive agrees to deliver to the Bank upon the cessation of the Executive’s employment, and at any other time upon the Bank's request: (a) all documents and other materials, whether made or compiled by the Executive alone or with others or made available to the Executive while employed by the Bank, pertaining to Confidential Information or other inventions and works of Bank; (b) all Confidential Information, other inventions or any other property of Bank in the Executive's possession, custody or control, and (c) all cellular telephones, data storage devices, and personal digital assistants paid for or issued by the Bank. This includes Confidential Information contained on Personal Digital Assistants, mobile phones, external hard drives, USB “flash” drives, other USB storage devices, FireWire storage devices, digital music players, digital tapes, floppy disks, CD’s, DVD’s, personal e-mail accounts (including web-based e-mail accounts such as Hotmail, gmail, or Yahoo), memory cards, Zip disks or drives, and all other similar mediums which can be used to store electronic data.

12. FUTURE COOPERATION AND ASSISTANCE.

(a)
Cooperation in Future Matters. The Executive hereby agrees that, for a period of two (2) years following his date of termination, he shall cooperate with the Bank’s reasonable requests relating to matters that pertain to the Executive’s employment by the Bank, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations, or audits on behalf of the Bank, or otherwise making himself reasonable available to the Bank for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall also be reimbursed for all reasonable out of pocket expenses. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

(b)
Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive’s date of termination, the Executive will assist the Bank in defense of any claims that may be made against the Bank, and will assist the Bank in the prosecution of any claims that may be made by the Bank, to the extent that such claims may relate to services performed by the Executive for the Bank. The Executive agrees to promptly inform the Bank if he becomes aware of any lawsuits involving such claims that may be filed against the Bank. The Bank agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out of pocket expenses associated with such assistance, including travel expenses. For periods after the Executive’s employment with the Bank terminates, the Bank agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Bank if he is asked to assist in any investigation of the Bank (or its actions) that may relate to services performed by the Executive for the Bank, regardless of whether a lawsuit has then been filed against the Bank with respect to such investigation, unless the Executive is prohibited by law or legal process from so informing the Bank.

13. PUBLICITY; NON-DISPARAGEMENT.

Neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Bank jointly and mutually agree that they will not disparage, criticize, or make statements which are negative, detrimental, or injurious to the other to any individual or company, including within the Bank.

14. FEDERAL BENEFITS RULES.

If any provision of this Agreement (or any award of compensation) would cause the Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Bank may reform such provision provided that it will (i) maintain, to the maximum extent practical, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with the Executive regarding such amendments or modifications prior to the effective date of any change.

15. SEVERABILITY.

The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in all respects. If any provision, restriction or section in this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, such determination shall not affect the validity of any other provision, restriction or section of this Agreement, but such other provisions, restrictions or sections shall remain in full force and effect. Each provision, restriction or section of this Agreement is severable from every other provision, restriction or section and constitutes a separate and distinct covenant. In the event that a court of competent jurisdiction determines that any provision of this Agreement is overly broad or unenforceable, the Bank and the Executive specifically request that such court sever it or reform such provision so that it is enforceable to the maximum extent permitted by law; provided that the Bank’s obligation to pay the Termination Payments set forth in Section 7(b) are contingent upon the Executive complying with Sections 9, 11, 12, and 13. If the Executive challenges the enforceability of Sections 9, 11, 12, or 13, the Executive will not be entitled to the separation payments set forth in Section 7(b).

16. SUCCESSORS.

This Agreement shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and the Executive, the Executive’s heirs, executors and administrators.

17. REGULATORY APPROVAL.

Notwithstanding any provision of this Agreement, the terms of this Agreement and any payment to the Executive, including the timing thereof, shall be subject to the prior approval or non-objection of the Federal Housing Finance Agency or any successor agency.

18. ENTIRE AGREEMENT; MODIFICATION.

This Agreement constitutes the entire Agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties including, without limitation, the Employment Agreements dated May 5, 2008 and January 1, 2011 between the Bank and the Executive. The parties acknowledge that they have not relied on any representations, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement. This Agreement may not be altered or amended except in writing, signed by the Executive and an authorized representative of the Bank.

19. CHOICE OF LAW AND VENUE.

The parties agree that this Agreement is to be governed by and construed under the law of the State of Illinois without regard to its conflicts of law provisions. The parties further agree that all disputes shall be resolved exclusively in state or federal court in Cook County, Illinois.

20. FEES.

The Bank agrees that is shall reimburse the Executive up to a maximum amount of $10,000 for the reasonable legal fees incurred by him in connection with the review and negotiation of this Agreement. Such amount shall be grossed up to the Executive for tax purposes.

21. NOTICES.

Any notice required or permitted hereunder shall be in writing, and shall be deemed duly given when hand delivered, or when mailed, first class mail, postage prepaid, registered or certified, return receipt requested, to the addresses set forth below:

Bank

200 East Randolph Drive
Chicago, IL 60601
Attention: General Counsel

Executive

522 Church Street
Apartment 5A
Evanston, IL 60201

The foregoing addresses may be changed at any time, or from time to time, by written notice given in accordance with the provisions of this section.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

FEDERAL HOME LOAN BANK            EXECUTIVE
OF CHICAGO

By:     /s/ Steven F. Rosenbaum            By: /s/ Matthew R. Feldman
Name: Steven F. Rosenbaum                Name:    Matthew R. Feldman
Title: Chairman of the Board            Title:    President and CEO
of Directors

Dated: January 27, 2015                Dated: January 27, 2015